REVOCABLE PROXY

UMPQUA HOLDINGS CORPORATION
SPECIAL MEETING OF SHAREHOLDERS
__________, 2002

Proxy Solicited by the Board of Directors

The undersigned appoints Raymond P. Davis and Allyn C. Ford, and each of them, proxies with power of substitution to vote on behalf of the undersigned all shares of common stock of Umpqua Holdings Corporation at the special meeting to be held on ________, 2002, and any adjournments or postponements thereof, with all powers the undersigned would possess if personally present, with respect to the following:

(Continued and to be marked, dated and signed, on the other side.)

FOLD AND DETACH HERE

Please mark your votes as indicated in this example.

	FOR	AGAINST	ABSTAIN

1. AGREEMENT AND PLAN OF REORGANIZATION.

If approved, Centennial Bancorp will merge with and into Umpqua Holdings Corporation, and Centennial shareholders will be entitled to elect to receive 0.5343 of a share of Umpqua common stock or $9.35 in cash for each share of Centennial common stock held.

2. OTHER MATTERS. At the discretion of the proxy holders, on such other business as may properly come before the meeting and any adjournments or postponements thereof.

The shares represented by this proxy will be voted as specified above, but if no specification is made, this proxy will be voted FOR the Agreement and Plan of Reorganization. The proxies may vote in their discretion as to other matters that may come before the meeting.

Signature(s)	Dated	, 2002

Please date and sign exactly as your name appears on your stock certificate(s) (which should be the same as the name on the address label on the envelope in which this proxy was sent to you), including designation as executor, trustee, etc., if applicable. A corporation must sign its name by the president or other authorized officer. All co-owners must sign.

Detach here from proxy voting card.

Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week

Internet and telephone voting are available through 4 PM Eastern Time the business day prior to the special meeting day.

Your telephone or internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet
http://www.eproxy.com/umpq

Use the internet to vote your proxy. Have your proxy card in hand when you access the website. You will be prompted to enter your control number, located in the box below, to create and submit an electronic ballot.

OR

Telephone
1-800-435-6710

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. You will be prompted to enter your control number, located in the box below, and then follow the directions given.

OR

Mail

Mark, sign and date
your proxy card
and
return it in the
enclosed postage-paid
envelope.

If you vote your proxy by internet or by telephone,
you do NOT need to mail back your proxy card.